UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: August 31, 2010

Exact Name of Registrant	Commission	I.R.S. Employer
as Specified in Its Charter	File Number	Identification No.
Hawaiian Electric Industries, Inc.	1-8503	99-0208097

State of Hawaii

(State or other jurisdiction of incorporation)

900 Richards Street, Honolulu, Hawaii 96813

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:

(808) 543-5662 - Hawaiian Electric Industries, Inc. (HEI)

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02, Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 9, 2010, HEI reported the intention of Timothy K. Schools, President of American Savings Bank, F.S.B. (ASB), an indirect subsidiary of HEI, to resign at yearend 2010 following the completion of ASB’s Performance Improvement Project (PIP). The completion of the PIP has been substantially achieved and Mr. Schools has indicated that he would like to accelerate the effective date of his resignation to September 10, 2010, in order to pursue his other business interests in South Carolina.  Mr. Schools’ base salary shall cease upon the new resignation date of September 10, 2010; however, the earlier disclosed terms regarding Mr. Schools’ resignation shall continue in effect, including the Transition and Consulting Agreement which will now commence on September 11, 2010, for a term of twelve months. The fee for this agreement will be the cash value of 7,000 shares of HEI common stock measured as of September 10, 2010.

The previously-disclosed engagement of Korn/Ferry International to conduct a nationwide search to fill the role of ASB President is proceeding well and a new ASB President is expected to be in place as planned by yearend 2010 or earlier.  After September 10, 2010 and until such time as the position is filled, Constance H. Lau, President and CEO of HEI and Chair and CEO of ASB, will assume the responsibilities of ASB President as well, a position she held prior to Mr. Schools being appointed ASB President in February 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HAWAIIAN ELECTRIC INDUSTRIES, INC.
(Registrant)
/s/ James A. Ajello
James A. Ajello
Senior Financial Vice President,
Treasurer, and Chief Financial Officer
(Principal Financial Officer of HEI)
Date: September 3, 2010